Pricing supplement no.
To prospectus dated April 5, 2018,
prospectus supplement dated April 5, 2018,
product supplement no. 4-I dated April 5, 2018 and

underlying supplement no. 1-I dated April 5, 2018

Registration Statement Nos. 333-222672 and 333-222672-01 Dated August 16, 2019 Rule 424(b)(2)
JPMorgan Chase Financial Company LLC

Structured Investments

$11,675,000

Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of the MSCI EAFE® Index, the MSCI Emerging Markets Index and the S&P® Global Infrastructure Index due February 22, 2023

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

General

•	The notes are designed for investors who seek an uncapped, leveraged return that reflects any appreciation of an equally weighted basket of three indices, determined based on the arithmetic average of the Basket Closing Levels on the quarterly Averaging Dates over the term of the notes multiplied by the Upside Leverage Factor of 2.04.
•	Investors are also exposed, on a leveraged basis, to any depreciation of the basket by more than 25%, based on the performance of the basket on the final Averaging Date.
•	Investors should be willing to forgo interest and dividend payments and, if the Leveraged Upside Return is not sufficient to offset the Buffered Downside Return, be willing to lose some or all of their principal.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Minimum denominations of $1,000 and integral multiples thereof.

Key Terms

Issuer:	JPMorgan Chase Financial Company LLC
Guarantor:	JPMorgan Chase & Co.
Basket:	The notes are linked to an equally weighted basket consisting of the MSCI EAFE® Index (“MXEA”), the MSCI Emerging Markets Index (“MXEF”) and the S&P® Global Infrastructure Index (“SPGTIND”) (each, an “Index” and collectively, the “Indices”)
Basket Weights:	The MXEA weight is 1/3, the MXEF weight is 1/3 and the SPGTIND weight is 1/3 (each, a “Basket Weight,” and collectively, the “Basket Weights”).
Payment at Maturity:	The payment at maturity on the notes will reflect the Upside Leverage Factor times any appreciation of the Basket reflected in the Average Basket Return (determined based on the arithmetic average of the Basket Closing Levels on the quarterly Averaging Dates over the term of the notes) and any depreciation of the Basket reflected in the Basket Return (determined based on the Basket Closing Level on the final Averaging Date) by more than the Buffer Amount, times the Downside Leverage Factor. Accordingly, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 × (1 + Leveraged Upside Return + Buffered Downside Return)
You will lose some or all of your principal amount at maturity if the Leveraged Upside Return is not sufficient to offset the Buffered Downside Return.
Leveraged Upside Return:	The Leveraged Upside Return will be calculated as follows:
Average Basket Return × Upside Leverage Factor,
provided that the Leveraged Upside Return will not be less than 0%.
Buffered Downside Return:	The Buffered Downside Return will be calculated as follows:
(Basket Return + Buffer Amount) × Downside Leverage Factor,
provided that the Buffered Downside Return will not be greater than 0%. Because the Buffered Downside Return will never be greater than 0%, you will be exposed to any depreciation of the Basket in excess of the Buffer Amount on a leveraged basis, but you will receive no benefit from any appreciation of the Basket reflected in the Basket Return.
Upside Leverage Factor:	2.04
Buffer Amount:	25%
Downside Leverage Factor:	1.33333
Pricing Date:	August 16, 2019
Original Issue Date:	On or about August 21, 2019 (Settlement Date)
Averaging Dates†:	November 18, 2019, February 18, 2020, May 18, 2020, August 17, 2020, November 16, 2020, February 16, 2021, May 17, 2021, August 16, 2021, November 16, 2021, February 16, 2022, May 16, 2022, August 16, 2022, November 16, 2022 and February 16, 2023
Maturity Date†:	February 22, 2023
CUSIP:	48130URP2
Other Key Terms:	See “Additional Key Terms” in this pricing supplement
†	Subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page PS-3 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$—	$1,000
Total	$11,675,000	$—	$11,675,000
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2)	All sales of the notes will be made to certain fee-based advisory accounts for which an affiliated or unaffiliated broker-dealer is an investment adviser. These broker-dealers will forgo any commissions related to these sales. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The estimated value of the notes, when the terms of the notes were set, was $992.90 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement, relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-I dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004519/dp87528_424b2-ps4i.pdf
•	Underlying supplement no. 1-I dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004514/crt_dp87766-424b2.pdf
•	Prospectus supplement and prospectus, each dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004508/dp87767_424b2-ps.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

Additional Key Terms

Average Basket Return:	(Average Basket Level – Starting Basket Level) Starting Basket Level
Basket Return:	(Ending Basket Level – Starting Basket Level) Starting Basket Level
Starting Basket Level:	Set equal to 100 on the Pricing Date
Average Basket Level:	The arithmetic average of the Basket Closing Levels on the Averaging Dates
Ending Basket Level:	The Basket Closing Level on the final Averaging Date
Basket Closing Level:	On each Averaging Date, the Basket Closing Level will be calculated as follows:
100 × [1 + (MXEA return × MXEA weight) + (MXEF return × MXEF weight) + (SPGTIND return × SPGTIND weight)]
Each of the returns set forth in the formula above refers to the return for the relevant Index, from the Pricing Date to the relevant Averaging Date, each of which is equal to (a) the closing level of the relevant Index on the relevant Averaging Date minus the closing level of that Index on the Pricing Date, divided by (b) the closing level of that Index on the Pricing Date. With respect to MXEA, the closing level on the Pricing Date was 1,811.86. With respect to MXEF, the closing level on the Pricing Date was 970.27. With respect to SPGTIND, the closing level on the Pricing Date was 2,587.29.
JPMorgan Structured Investments —	PS-1
Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of the MSCI EAFE® Index, the MSCI Emerging Markets Index and the S&P® Global Infrastructure Index

Selected Purchase Considerations

•	UNCAPPED APPRECIATION POTENTIAL IF THE LEVERAGED UPSIDE RETURN (DETERMINED USING A QUARTERLY AVERAGING CONVENTION OVER THE TERM OF THE NOTES) IS SUFFICIENT TO OFFSET THE BUFFERED DOWNSIDE RETURN — The notes provide the opportunity to enhance equity returns by multiplying a positive Average Basket Return by the Upside Leverage Factor of 2.04 to determine the Leveraged Upside Return. If the Leveraged Upside Return is sufficient to offset the Buffered Downside Return, you will earn a positive return on the notes at maturity.

The notes are not subject to a predetermined maximum gain and, accordingly, any return at maturity will be determined based on the movement of the Basket. The Average Basket Return will reflect the performance of the Basket, expressed as a percentage, from the Starting Basket Level of 100 to the Average Basket Level, which will be the arithmetic average of the Basket Closing Levels on the quarterly Averaging Dates over the term of the notes. See “Selected Risk Considerations — The Quarterly Averaging Convention Over the Term of the Notes Used to Calculate the Average Basket Level Could Limit Returns” below. Because the notes are our unsecured and unsubordinated obligations, the payment of which is fully and unconditionally guaranteed by JPMorgan Chase & Co., payment of any amount on the notes is subject to our ability to pay our obligations as they become due and JPMorgan Chase & Co.’s ability to pay its obligations as they become due.

•	LIMITED PROTECTION AGAINST LOSS — We will pay you at least your principal back at maturity if the Ending Basket Level is equal to or less than the Starting Basket Level by up to 25%. The Ending Basket Level is equal to the Basket Closing Level on the final Averaging Date and, unlike the Average Basket Level, is not subject to quarterly averaging. If the Ending Basket Level is less than the Starting Basket Level by more than 25%, for every 1% that the Ending Basket Level is less than the Starting Basket Level by more than 25%, the Buffered Downside Return will worsen by 1.33333%, which will offset any Leveraged Upside Return. Accordingly, you will lose some or all of your principal amount at maturity if the Leveraged Upside Return is not sufficient to offset the Buffered Downside Return.
•	RETURN LINKED TO THE INDICES — The return on the notes is linked to an equally weighted basket consisting of the MSCI EAFE® Index, the MSCI Emerging Markets Index and the S&P® Global Infrastructure Index.

The MSCI EAFE® Index is a free float-adjusted market capitalization index that is designed to measure the equity market performance of certain developed markets, excluding the United States and Canada. For additional information about the MSCI EAFE® Index, see “Equity Index Descriptions — The MSCI Indices” in the accompanying underlying supplement.

The MSCI Emerging Markets Index is a free-float adjusted market capitalization index that is designed to measure the equity market performance of global emerging markets. For additional information about the MSCI Emerging Markets Index, see “Equity Index Descriptions — The MSCI Indices” in the accompanying underlying supplement.

The S&P® Global Infrastructure Index is a non-market capitalization-weighted index that is designed to measure the performance of 75 of the largest publicly-listed global infrastructure companies from both developed and emerging markets. For additional information about the S&P® Global Infrastructure Index, see Annex A in this pricing supplement.

•	TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price.

If on any Averaging Date it becomes impossible for you to receive less than your principal, the IRS could assert that you should be viewed as having exchanged your notes for new notes, in which case you could be required to recognize gain at that time, and the timing and character of income or loss with respect to your notes could thereafter be affected. You should consult your tax adviser regarding this potential issue.

In any case, the IRS or a court may not respect the treatment of the notes described above, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition,

JPMorgan Structured Investments —	PS-2
Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of the MSCI EAFE® Index, the MSCI Emerging Markets Index and the S&P® Global Infrastructure Index

in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”). Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2021 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, our special tax counsel is of the opinion that Section 871(m) should not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

Withholding under legislation commonly referred to as “FATCA” may (if the notes are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the notes, as well as to payments of gross proceeds of a taxable disposition, including redemption at maturity, of a note, although under recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply to payments of gross proceeds (other than any amount treated as interest). You should consult your tax adviser regarding the potential application of FATCA to the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket, one or more of the Indices or any of the equity securities included in the Indices. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement and the “Risk Factors” section of the accompanying underlying supplement.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The return on the notes at maturity is based on the Leveraged Upside Return and the Buffered Downside Return. The Leveraged Upside Return reflects any appreciation of the Basket based on the Average Basket Return multiplied by the Upside Leverage Factor, while the Buffered Downside Return reflects any depreciation of the Basket based on the Basket Return by more than 25% multiplied by the Downside Leverage Factor.

The Average Basket Return reflects the performance of the Basket, expressed as a percentage, from the Starting Basket Level to the Average Basket Level, which will be the arithmetic average of the Basket Closing Levels on the quarterly Averaging Dates over the term of the notes. The Basket Return reflects the performance of the Basket, expressed as a percentage, from the Starting Basket Level to the Ending Basket Level, which will be the Basket Closing Level on the final Averaging Date.

Your investment may be exposed to a loss on a leveraged basis if the Ending Basket Level is less than the Starting Basket Level by more than 25%. For every 1% that the Ending Basket Level is less than the Starting Basket Level by more than 25%, the Buffered Downside Return will worsen by 1.33333%. Accordingly, you will lose some or all of your principal amount at maturity if the Leveraged Upside Return is not sufficient to offset the Buffered Downside Return.

•	YOU WILL NOT BENEFIT FROM ANY APPRECIATION OF THE BASKET BASED ON THE ENDING BASKET LEVEL — Even if the Ending Basket Level is greater than the Starting Basket Level, the Buffered Downside Return will not be greater than 0%. Accordingly, the Buffered Downside Return will not provide any positive contribution to the return on the notes at maturity.
JPMorgan Structured Investments —	PS-3
Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of the MSCI EAFE® Index, the MSCI Emerging Markets Index and the S&P® Global Infrastructure Index

•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. — The notes are subject to our and JPMorgan Chase & Co.’s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.
•	ANY POSITIVE LEVERAGED UPSIDE RETURN MAY BE MODERATED OR MORE THAN OFFSET BY ANY NEGATIVE BUFFERED DOWNSIDE RETURN — The payment at maturity on the notes will be reduced to reflect any depreciation of the Basket from the Starting Basket Level to the Ending Basket Level, which is equal to the Basket Closing Level on the final Averaging Date. This will be true even if the Basket appreciates from the Starting Basket Level to the Average Basket Level, which will be the arithmetic average of the Basket Closing Levels on the quarterly Averaging Dates over the term of the notes. Therefore, in calculating the payment at maturity, any positive Leveraged Upside Return may be moderated, or more than offset, by any negative Buffered Downside Return.
•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.
•	THE ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes exceeds the estimated value of the notes because costs associated with structuring and hedging the notes are included in the original issue price of the notes. These costs include the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which J.P. Morgan Securities LLC, which we refer to as JPMS, would be willing to buy notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE — The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability
JPMorgan Structured Investments —	PS-4
Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of the MSCI EAFE® Index, the MSCI Emerging Markets Index and the S&P® Global Infrastructure Index

management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements). • SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the projected hedging profits, if any, estimated hedging costs and the levels of the Indices, including:
•	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	our internal secondary market funding rates for structured debt issuances;
•	the actual and expected volatility of the Indices;
•	the time to maturity of the notes;
•	the dividend rates on the equity securities included in the Indices;
•	the actual and expected positive or negative correlation among the Indices, or the actual or expected absence of any such correlation;
•	interest and yield rates in the market generally;
•	the exchange rates and the volatility of the exchange rates between the U.S. dollar and each of the currencies in which the equity securities included in the Indices trade and the correlation among those rates and the levels of the Indices; and
•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

•	THE QUARTERLY AVERAGING CONVENTION OVER THE TERM OF THE NOTES USED TO CALCULATE THE AVERAGE BASKET LEVEL COULD LIMIT RETURNS — Your investment in the notes may not perform as well as an investment the return of which is based solely on the performance of the Basket on a single day near the end of the term of the notes for both upside and downside exposure to the Basket. Your ability to earn a positive return on the notes at maturity may be limited by the quarterly averaging used to calculate the Average Basket Level and the Leveraged Upside Return, especially if there is a significant decline in the level of the Basket on the Averaging Dates or if there is significant volatility in the Basket Closing Level during the term of the notes. Accordingly, you may not receive the benefit of the full appreciation of the Basket between each of the Averaging Dates or between the Pricing Date and the final Averaging Date.
JPMorgan Structured Investments —	PS-5
Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of the MSCI EAFE® Index, the MSCI Emerging Markets Index and the S&P® Global Infrastructure Index

•	NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments or have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the equity securities included in the Indices would have.
•	NON-U.S. SECURITIES RISK — Some or all of the equity securities included in each Index have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.
•	EMERGING MARKETS RISK WITH RESPECT TO THE MSCI EMERGING MARKETS INDEX AND THE S&P® GLOBAL INFRASTRUCTURE INDEX — Some or all of the equity securities included in each of the MSCI Emerging Markets Index and the S&P® Global Infrastructure Index have been issued by non-U.S. companies located in emerging markets countries. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.
•	THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK — Because the prices of some or all of the equity securities included in each Index are converted into U.S. dollars for purposes of calculating the value of the Index, your notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities included in the Index trade. Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of the equity securities included in each Index denominated in those currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the value of the applicable Index will be adversely affected and the payment at maturity, if any, may be reduced.

Of particular importance to potential currency exchange risk are:

•	existing and expected rates of inflation;
•	existing and expected interest rate levels;
•	the balance of payments in the countries issuing those currencies and the United States and between each country and its major trading partners;
•	political, civil or military unrest in the countries issuing those currencies and the United States; and
•	the extent of governmental surplus or deficit in the countries issuing those currencies and the United States.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries issuing those currencies, the United States and those of other countries important to international trade and finance.

•	RISKS ASSOCIATED WITH THE INFRASTRUCTURE INDUSTRY WITH RESPECT TO THE S&P® GLOBAL INFRASTRUCTURE INDEX — All of the equity securities included in the S&P® Global Infrastructure Index are issued by companies whose primary line of business is directly associated with the infrastructure industry. As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers. Companies in the infrastructure industry may be subject to a variety of factors that could adversely affect their business or operations, including high interest costs in connection with capital construction programs, high degrees of leverage, costs associated with governmental, environmental and other regulations, the level of government spending on infrastructure projects, and other factors. The stock prices of transportation companies may be affected by supply and demand for their specific product, government regulation, world events and economic conditions. The profitability of energy companies is related to worldwide energy prices, exploration, and production spending. Utilities companies face intense competition, which may have an adverse effect on their profit margins, and the rates charged by regulated utility companies are subject to review and limitation by governmental regulatory commissions. These factors could affect the infrastructure industry and could affect the value of the equity securities included in the S&P® Global Infrastructure Index and the level of the S&P® Global Infrastructure Index during the term of the notes, which may adversely affect the value of your notes.
JPMorgan Structured Investments —	PS-6
Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of the MSCI EAFE® Index, the MSCI Emerging Markets Index and the S&P® Global Infrastructure Index

•	CORRELATION (OR LACK OF CORRELATION) OF THE INDICES — The notes are linked to an equally weighted Basket composed of three Indices. Changes in the levels of the Indices may or may not correlate with each other. At a time when the levels of one or more of the Indices increase, the levels of the other Indices may not increase as much or may even decline. Therefore, in calculating the Ending Basket Level and the Average Basket Level, increases in the levels of the Indices may be moderated, or more than offset, by lesser increases or declines in the levels of the other Indices. In addition, high correlation of movements in the levels of the Indices during periods of negative returns between the Indices could have an adverse effect on the payment at maturity on the notes. There can be no assurance that the Ending Basket Level or the Average Basket Level will be higher than the Starting Basket Level.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
JPMorgan Structured Investments —	PS-7
Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of the MSCI EAFE® Index, the MSCI Emerging Markets Index and the S&P® Global Infrastructure Index

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Basket?

The following tables and examples illustrate the hypothetical total return at maturity or payment at maturity on the notes, assuming a range of performances for the Basket. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical total returns set forth below reflect the Starting Basket Level of 100, the Buffer Amount of 25%, the Downside Leverage Factor of 1.33333 and the Upside Leverage Factor of 2.04. The Average Basket Level is the arithmetic average of the Basket Closing Levels on the quarterly Averaging Dates over the term of the notes and is not the Basket Closing Level on the final Averaging Date. The Ending Basket Level is the Basket Closing Level on the final Averaging Date. For more information about how the Average Basket Level is calculated, see “Sensitivity Analysis — Hypothetical Average Basket Levels” below. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the notes. The numbers appearing in the following tables and the examples have been rounded for ease of analysis.

Scenario A: Each of the Average Basket Level and the Ending Basket Level is equal to or greater than the Starting Basket Level.

If each of the Average Basket Level and the Ending Basket Level is equal to or greater than the Starting Basket Level, the Leveraged Upside Return will reflect the Average Basket Level times the Upside Leverage Factor, and the Buffered Downside Return will be equal to 0%, regardless of any appreciation of the Ending Basket Level above the Starting Basket Level. The following table and examples illustrate the hypothetical total return at maturity or payment at maturity on the notes under these circumstances.

Average Basket Level	Average Basket Return	Leveraged Upside Return	Buffered Downside Return	Total Return
180.00	80.00%	163.20%	0.00%	163.20%
170.00	70.00%	142.80%	0.00%	142.80%
160.00	60.00%	122.40%	0.00%	122.40%
150.00	50.00%	102.00%	0.00%	102.00%
140.00	40.00%	81.60%	0.00%	81.60%
130.00	30.00%	61.20%	0.00%	61.20%
120.00	20.00%	40.80%	0.00%	40.80%
115.00	15.00%	30.60%	0.00%	30.60%
110.00	10.00%	20.40%	0.00%	20.40%
105.00	5.00%	10.20%	0.00%	10.20%
102.50	2.50%	5.10%	0.00%	5.10%
100.00	0.00%	0.0%	0.00%	0.00%

The following example illustrates how the payment at maturity in different hypothetical scenarios is calculated.

Example 1: The level of the Basket increases from the Starting Basket Level of 100 to an Averaging Basket Level of 105. Because the Averaging Basket Level of 105 is greater than the Starting Basket Level of 100 and the Average Basket Return is 5%, the Leveraged Upside Return is equal to 10.20%. Because the Ending Basket Level is equal to or greater than the Starting Basket Level, the Buffered Downside Return is 0%. Accordingly, the investor receives a payment at maturity of $1,102 per $1,000 principal amount note, calculated as follows:

$1,000 × (1 + 10.20% + 0%) = $1,102

JPMorgan Structured Investments —	PS-8
Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of the MSCI EAFE® Index, the MSCI Emerging Markets Index and the S&P® Global Infrastructure Index

Scenario B: Each of the Average Basket Level and the Ending Basket Level is equal to or less than the Starting Basket Level.

If each of the Average Basket Level and the Ending Basket Level is equal to or less than the Starting Basket Level, the Leveraged Upside Return will be equal to 0%, regardless of any depreciation of the Average Basket Level below the Starting Basket Level, and the Buffered Downside Return will reflect any depreciation of the Ending Basket Level below the Starting Basket Level by more than the Buffer Amount, multiplied by the Downside Leverage Factor. The following table and examples illustrate the hypothetical total return at maturity or payment at maturity on the notes under these circumstances.

Ending Basket Level	Basket Return	Leveraged Upside Return	Buffered Downside Return	Total Return
100.00	0.00%	0.00%	0.000%	0.000%
95.00	-5.00%	0.00%	0.000%	0.000%
90.00	-10.00%	0.00%	0.000%	0.000%
85.00	-15.00%	0.00%	0.000%	0.000%
80.00	-20.00%	0.00%	0.000%	0.000%
75.00	-25.00%	0.00%	0.000%	0.000%
70.00	-30.00%	0.00%	-6.667%	-6.667%
60.00	-40.00%	0.00%	-20.000%	-20.000%
50.00	-50.00%	0.00%	-33.333%	-33.333%
40.00	-60.00%	0.00%	-46.667%	-46.667%
30.00	-70.00%	0.00%	-60.000%	-60.000%
20.00	-80.00%	0.00%	-73.333%	-73.333%
10.00	-90.00%	0.00%	-86.666%	-86.666%
0.00	-100.00%	0.00%	-100.00%	-100.00%

The following examples illustrate how the payment at maturity in different hypothetical scenarios is calculated.

Example 1: The level of the Basket decreases from the Starting Basket Level of 100 to an Ending Basket Level of 85. Because the Average Basket Level is equal to or less than the Starting Basket Level, the Leveraged Upside Return is 0%. Because the Ending Basket Level of 85 is less than the Starting Basket Level of 100 by up to the Buffer Amount of 25%, the Basket Return and the Buffered Downside Return are both equal to 0%. Accordingly, the investor receives a payment at maturity of $1,000 per $1,000 principal amount note, calculated as follows:

$1,000 × (1 + 0% + 0%) = $1,000

Example 2: The level of the Basket decreases from the Starting Basket Level of 100 to an Ending Basket Level of 50. Because the Average Basket Level is equal to or less than the Starting Basket Level, the Leveraged Upside Return is 0%. Because the Ending Basket Level of 50 is less than the Starting Basket Level of 100 by more than the Buffer Amount of 25% and the Basket Return is -50%, the Buffered Downside Return is equal to -33.333%. Accordingly, the investor receives a payment at maturity of $666.67 per $1,000 principal amount note, calculated as follows:

$1,000 × (1 + 0% + -33.333%) = $666.67

JPMorgan Structured Investments —	PS-9
Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of the MSCI EAFE® Index, the MSCI Emerging Markets Index and the S&P® Global Infrastructure Index

Scenario C: The Average Basket Level is equal to or greater than the Starting Basket Level, while the Ending Basket Level is equal to or less than the Starting Basket Level.

If the Average Basket Level is equal to or greater than the Starting Basket Level, the Leveraged Upside Return will reflect the Average Basket Level times the Upside Leverage Factor. If the Ending Basket Level is equal to or less than the Starting Basket Level, the Buffered Downside Return will reflect any depreciation of the Ending Basket Level below the Starting Basket Level by more than the Buffer Amount, multiplied by the Downside Leverage Factor. Accordingly, under these circumstances, the Leveraged Upside Return and the Buffered Downside Return will wholly or partially offset each other, and the investor will lose some or all of their principal amount at maturity if the Leveraged Upside Return is not sufficient to offset the Buffered Downside Return. The following table and examples illustrate the hypothetical total return at maturity or payment at maturity on the notes under these circumstances.

Average Basket Level	Average Basket Return	Leveraged Upside Return	Ending Basket Level	Basket Return	Buffered Downside Return	Total Return
150.00	50.00%	102.00%	100.00	0.00%	0.000%	102.000%
150.00	50.00%	102.00%	95.00	-5.00%	0.000%	102.000%
150.00	50.00%	102.00%	90.00	-10.00%	0.000%	102.000%
150.00	50.00%	102.00%	70.00	-30.00%	-6.667%	95.333%
150.00	50.00%	102.00%	50.00	-50.00%	-33.333%	68.667%
150.00	50.00%	102.00%	0.00	-100.00%	-100.000%	2.000%
120.00	20.00%	40.80%	100.00	0.00%	0.000%	40.800%
120.00	20.00%	40.80%	95.00	-5.00%	0.000%	40.800%
120.00	20.00%	40.80%	90.00	-10.00%	0.000%	40.800%
120.00	20.00%	40.80%	70.00	-30.00%	-6.667%	34.133%
120.00	20.00%	40.80%	50.00	-50.00%	-33.333%	7.467%
120.00	20.00%	40.80%	0.00	-100.00%	-100.000%	-59.200%
110.00	10.00%	20.40%	100.00	0.00%	0.000%	20.400%
110.00	10.00%	20.40%	95.00	-5.00%	0.000%	20.400%
110.00	10.00%	20.40%	90.00	-10.00%	0.000%	20.400%
110.00	10.00%	20.40%	70.00	-30.00%	-6.667%	13.733%
110.00	10.00%	20.40%	50.00	-50.00%	-33.333%	-12.933%
110.00	10.00%	20.40%	0.00	-100.00%	-100.000%	-79.600%
105.00	5.00%	10.20%	100.00	0.00%	0.000%	10.200%
105.00	5.00%	10.20%	95.00	-5.00%	0.000%	10.200%
105.00	5.00%	10.20%	90.00	-10.00%	0.000%	10.200%
105.00	5.00%	10.20%	70.00	-30.00%	-6.667%	3.533%
105.00	5.00%	10.20%	50.00	-50.00%	-33.333%	-23.133%
105.00	5.00%	10.20%	0.00	-100.00%	-100.000%	-89.800%
100.00	0.00%	0.00%	100.00	0.00%	0.000%	0.000%
100.00	0.00%	0.00%	95.00	-5.00%	0.000%	0.000%
100.00	0.00%	0.00%	90.00	-10.00%	0.000%	0.000%
100.00	0.00%	0.00%	70.00	-30.00%	-6.667%	-6.667%
100.00	0.00%	0.00%	50.00	-50.00%	-33.333%	-33.333%
100.00	0.00%	0.00%	0.00	-100.00%	-100.000%	-100.000%

The following examples illustrate how the payment at maturity in different hypothetical scenarios is calculated.

Example 1: The level of the Basket increases from the Starting Basket Level of 100 to an Average Basket Level of 120 but decreases from the Starting Basket Level of 100 to an Ending Basket Level of 95. Because the Average Basket Level of 120 is greater than the Starting Basket Level of 100 and the Averaged Basket Return is 20%, the Leveraged Upside Return is equal to 40.80%. Because the Ending Basket Level of 95 is less than the Starting Basket Level of 100 by up to the Buffer Amount of 25%, the Basket Return and the Buffered Downside Return are both equal to 0%. Accordingly, the investor receives a payment at maturity of $1,408 per $1,000 principal amount note, calculated as follows:

$1,000 × (1 + 40.80% + 0%) = $1,408

Example 2: The level of the Basket increases from the Starting Basket Level of 100 to an Average Basket Level of 110 but decreases from the Starting Basket Level of 100 to an Ending Basket Level of 70. Because the Average Basket Level of 110 is greater than the Starting Basket Level of 100 and the Averaged Basket Return is 10%, the Leveraged Upside Return is equal to 20.40%. Because the Ending Basket Level of 70 is less than the Starting Basket Level of 100 by more than the Buffer Amount of 25% and the Basket Return is -30%, the Buffered Downside Return is equal to -6.667%. Accordingly, the investor receives a payment at maturity of $1,137.33 per $1,000 principal amount note, calculated as follows:

$1,000 × (1 + 20.40% + -6.667%) = $1,137.33

JPMorgan Structured Investments —	PS-10
Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of the MSCI EAFE® Index, the MSCI Emerging Markets Index and the S&P® Global Infrastructure Index

Example 3: The level of the Basket increases from the Starting Basket Level of 100 to an Average Basket Level of 105 but decreases from the Starting Basket Level of 100 to an Ending Basket Level of 50. Because the Average Basket Level of 105 is greater than the Starting Basket Level of 100 and the Averaged Basket Return is 5%, the Leveraged Upside Return is equal to 10.20%. Because the Ending Basket Level of 50 is less than the Starting Basket Level of 100 by more than the Buffer Amount of 25% and the Basket Return is -50.00%, the Buffered Downside Return is equal to -33.333%. Accordingly, the investor receives a payment at maturity of $768.67 per $1,000 principal amount note, calculated as follows:

$1,000 × (1 + 10.20% + -33.333%) = $768.67

Scenario D: The Average Basket Level is equal to or less than the Starting Basket Level, while the Ending Basket Level is equal to or greater than the Starting Basket Level.

If the Average Basket Level is equal to or less than the Starting Basket Level, the Leveraged Upside Return will be equal to 0%, regardless of any deprecation of the Average Basket Level below the Starting Basket Level. If the Ending Basket Level is equal to or greater than the Starting Basket Level, the Buffered Downside Return will be equal to 0%, regardless of any appreciation of the Ending Basket Level above the Starting Basket Level. Accordingly, under these circumstances, the investor receives a payment at maturity of $1,000 per $1,000 principal amount note.

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	PS-11
Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of the MSCI EAFE® Index, the MSCI Emerging Markets Index and the S&P® Global Infrastructure Index

Sensitivity Analysis — Hypothetical Average Basket Levels

The movement of the Basket over the term of the notes may have a significant effect on your payment at maturity because your return is calculated based in part on the Average Basket Return, which in turn is based on the arithmetic average of the Basket Closing Levels on the quarterly Averaging Dates over the term of the notes.

The following examples illustrate the determination of the Average Basket Level, reflect the Starting Basket Level of 100 and the Upside Leverage Factor of 2.04. For ease of analysis, the following examples assume that there are only four Averaging Dates over a hypothetical one-year period. There are actually fourteen Averaging Dates over the term of the notes. The Averaging Dates are specified on the cover of this pricing supplement. The following results are based solely on the hypothetical example cited. You should consider carefully whether the notes are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Example 1:

Averaging Date	MXEA Return	MXEF Return	SPGTIND Return	Percent Change in Basket	Basket Closing Level
First	-1.00%	0.80%	2.00%	0.60%	100.60
Second	2.00%	4.00%	6.00%	4.00%	104.00
Third	5.00%	10.00%	12.00%	9.00%	109.00
Fourth	10.00%	15.00%	20.00%	15.00%	115.00

			Average Basket Level:		107.15
			Average Basket Return:		7.15%
			Leveraged Upside Return:		14.586%

Because the level of the Basket generally increases steadily over the hypothetical one-year period, the Average Basket Level is less than the Basket Closing Level on the final Averaging Date (i.e., the Ending Basket Level). Under these circumstances, you will not receive the full benefit of the appreciation of the Basket between the Pricing Date and the final Averaging Date.

Example 2:

Averaging Date	MXEA Return	MXEF Return	SPGTIND Return	Percent Change in Basket	Basket Closing Level
First	5.00%	1.00%	3.00%	3.00%	103.00
Second	7.00%	5.00%	6.00%	6.00%	106.00
Third	4.00%	3.00%	2.00%	3.00%	103.00
Fourth	3.00%	2.00%	1.00%	2.00%	102.00

			Average Basket Level:		103.50
			Average Basket Return:		3.50%
			Leveraged Upside Return:		7.14%

Because, during the hypothetical one-year period, the level of the Basket increases steadily before declining, the Average Basket Level is greater than the Basket Closing Level on the final Averaging Date (i.e., the Ending Basket Level). Under these circumstances, the quarterly averaging convention over the hypothetical one-year period causes the Average Basket Return to be greater than the appreciation of the Basket from the Pricing Date to the final Averaging Date.

Example 3:

Averaging Date	MXEA Return	MXEF Return	SPGTIND Return	Percent Change in Basket	Basket Closing Level
First	-8.00%	-5.00%	-2.00%	-5.00%	95.00
Second	-10.00%	-9.00%	-11.00%	-10.00%	90.00
Third	0.00%	4.00%	2.00%	2.00%	102.00
Fourth	3.00%	8.00%	10.00%	7.00%	107.00

			Average Basket Level:		98.50
			Average Basket Return:		-1.50%
JPMorgan Structured Investments —	PS-12
Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of the MSCI EAFE® Index, the MSCI Emerging Markets Index and the S&P® Global Infrastructure Index

Leveraged Upside Return:	0.00%

Because, during the hypothetical one-year period, the level of the Basket steadily declines before increasing sharply during periods near the end of the hypothetical one-year period, the Average Basket Level is less than the Basket Closing Level on the final Averaging Date (i.e., the Ending Basket Level) and the Starting Basket Level. Under these circumstances, you will not receive any benefit from the appreciation of the Basket between the Pricing Date and the final Averaging Date.

JPMorgan Structured Investments —	PS-13
Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of the MSCI EAFE® Index, the MSCI Emerging Markets Index and the S&P® Global Infrastructure Index

Historical Information

The following graphs show the historical weekly performance of the Basket as a whole, as well as each Index from January 3, 2014 through August 16, 2019. The graph of the historical Basket performance assumes the Basket Closing Level on January 3, 2014 was 100 and the Basket Weights were as specified on the cover of this pricing supplement on that date. The closing level of the MSCI EAFE® Index on August 16, 2019 was 1,811.86. The closing level of the MSCI Emerging Markets Index on August 16, 2019 was 970.27. The closing level of the S&P® Global Infrastructure Index on August 16, 2019 was 2,587.29.

We obtained the various closing levels of the Indices above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The historical levels of the Basket and each Index should not be taken as an indication of future performance, and no assurance can be given as to the Basket Closing Level on any Averaging Date or the closing level of any Index on any Averaging Dates. There can be no assurance that the performance of the Basket will result in the return of any of your principal amount.

JPMorgan Structured Investments —	PS-14
Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of the MSCI EAFE® Index, the MSCI Emerging Markets Index and the S&P® Global Infrastructure Index

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other

JPMorgan Structured Investments —	PS-15
Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of the MSCI EAFE® Index, the MSCI Emerging Markets Index and the S&P® Global Infrastructure Index

relevant factors and assumptions existing at that time. See “Selected Risk Considerations — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Basket?” and “Sensitivity Analysis — Hypothetical Average Basket Levels” in this pricing supplement for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Return Linked to the Indices” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

JPMorgan Structured Investments —	PS-16
Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of the MSCI EAFE® Index, the MSCI Emerging Markets Index and the S&P® Global Infrastructure Index

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Pricing Date of the notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Validity of the Notes and the Guarantee

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the notes offered by this pricing supplement have been executed and issued by JPMorgan Financial and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of JPMorgan Chase & Co.’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 8, 2018, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on March 8, 2018.

JPMorgan Structured Investments —	PS-17
Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of the MSCI EAFE® Index, the MSCI Emerging Markets Index and the S&P® Global Infrastructure Index

Annex A

The S&P® Global Infrastructure Index

All information contained in this pricing supplement regarding the S&P® Global Infrastructure Index, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (“S&P Dow Jones”). The S&P® Global Infrastructure Index is calculated, maintained and published by S&P Dow Jones. S&P Dow Jones has no obligation to continue to calculate and publish, and may discontinue calculation and publication of, the S&P® Global Infrastructure Index.

The S&P® Global Infrastructure Index is a non-market capitalization-weighted index that is designed to measure the performance of 75 of the largest publicly-listed global infrastructure companies from both developed and emerging markets. The S&P® Global Infrastructure Index is reported by Bloomberg L.P. under the ticker symbol “SPGTIND.”

The S&P® Global Infrastructure Index Eligibility

To be eligible for inclusion in the S&P® Global Infrastructure Index, an eligible stock must have a minimum total market capitalization of US$ 250 million and a minimum float-adjusted market capitalization of US$ 100 million. Eligible stocks must also maintain a 3-month Average Daily Value Traded Liquidity Threshold of US$ 1 million for developed markets and US$ 500,000 for emerging markets. Eligible stocks must be included in The S&P® Global BMI Index in order to be considered for inclusion in the S&P® Global Infrastructure Index. Only developed market listings are eligible for stocks domiciled in emerging markets. For more information about the S&P® Global BMI Index’s constituent selection process, please see “The S&P® Global BMI Index Constituent Selection” below.

The S&P® Global BMI Constituent Selection

The S&P® Global BMI Index is designed to measure global stock market performance. Securities issued by companies domiciled in countries classified as developing or emerging markets are eligible for inclusion in The S&P® Global BMI Index. The S&P® Global BMI covers all publicly listed equities with float-adjusted market capitalizations of at least $100 million. At The S&P® Global BMI Index reconstitution, an index constituent is removed if its float-adjusted market capitalization falls below US$ 75 million.

At the annual reconstitution, the liquidity of each stock being considered for inclusion is evaluated using two median daily value traded metrics:

1.	Eligible stocks must have a minimum USD 12 month median value traded ratio (MVTR) to be eligible. The ratio is calculated by taking the USD median daily value traded (MDVT) amount for each of the 12 months preceding the rebalancing reference date, multiplying the monthly amount by the number of days that the stock traded during that month, and then dividing by its end-of-month float-adjusted market capitalization, also calculated in USD. The sum of the 12 monthly values is the MVTR for that stock. If a stock has traded for less than 12 months, the average of the available monthly values is taken and multiplied by 12.
2.	Eligible stocks must have a minimum USD MDVT over the six months prior to the rebalancing reference date to be eligible. If a stock has traded for less than six months, the MDVT amount for as long as the stock has been trading is used. The requirements vary based on a stock’s country classification, whether emerging or developed. These requirements are summarized in the following table:
Liquidity Thresholds for Potential Constituents
Region	12-Month MVTR (%)	6-Month MDVT (US$M)
Emerging	10	0.1
Developed	20	0.25
JPMorgan Structured Investments —	PS-18
Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of the MSCI EAFE® Index, the MSCI Emerging Markets Index and the S&P® Global Infrastructure Index

At annual reconstitution, current constituents of the S&P® Global BMI are removed if either of the liquidity metrics fall below the thresholds in the following table:

Liquidity Thresholds for Current Constituents
Region	12-Month MVTR (%)	6-Month MDVT (US$M)
Emerging	7	0.07
Developed	14	0.175

All investable primary market share classes are included in The S&P® Global BMI Index. All publicly listed multiple share class lines are eligible for inclusion in The S&P® Global BMI Index, subject to meeting the eligibility criteria and foreign investors may hold shares in the class.

IPO additions to The S&P® Global BMI Index take place quarterly. The criteria for inclusion of an IPO are the same as that used at the annual reconstitution of the S&P® Global BMI. In addition, IPOs must have a trading history of at least three months as of the reference date. The reference date for IPO inclusions will be five weeks prior to the effective rebalancing date, and additions are effective at the open of Monday following the third Friday of March, June, September and December. Market cap and liquidity of IPOs are evaluated as of the reference date. Since an IPO will have traded less than a full year, the trading value data that is available is annualized to determine S&P® Global BMI Index eligibility.

Certain large IPOs may be eligible for fast track entry, subject to the following conditions:

•	Only newly public IPOs and direct placement listings will be considered eligible for fast track entry. Formerly bankrupt companies that switch from Over-the-Counter Exchange (“OTC”) or a non-covered exchange to a S&P Dow Jones covered exchange are ineligible.
•	Fast track IPO additions must meet a minimum float-adjusted market capitalization (“FMC”) threshold of US$ 2 billion, calculated using the shares offered (excluding over-allotment options) and the closing price on the first day of trading on an eligible exchange. The threshold level is reviewed from time to time and updated as needed to assure consistency with market conditions.
•	In addition, the IPO will need to meet all other applicable S&P® Global BMI Index eligibility rules except for the liquidity requirement. If all necessary public information is available, S&P Dow Jones verifies that the fast track conditions have been met. Once S&P Dow Jones announces that the IPO is eligible for fast track addition, it is added to The S&P® Global BMI Index with five business days lead time. At the discretion of the relevant index committee of S&P Dow Jones, fast track IPO additions eligible to be added during a quarterly rebalancing freeze period may instead be added on the rebalancing effective date.

If the practical available limit for an existing constituent (as defined by the known shares actually available to foreign investors) falls below 5%, then it will be removed from The S&P® Global BMI Index at the next quarterly rebalancing. A stock can be added only if the practical available limit is 10% or more.

The S&P® Global Infrastructure Index Construction

For purposes of constructing the S&P® Global Infrastructure Index, all eligible stocks in The S&P® Global BMI Index are classified as being in one of three infrastructure clusters: energy, transportation or utilities based on their Global Industry Classification Standards (“GICS®”) classification.

Infrastructure Cluster	GICS® Sub-Industries	Cluster Stock Limit	Cluster Weight Constraint

JPMorgan Structured Investments —	PS-19
Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of the MSCI EAFE® Index, the MSCI Emerging Markets Index and the S&P® Global Infrastructure Index

Energy	Oil & Gas Storage & Transportation	15	20%
Transportation	Airport Services*	30	40%
	Highways & Railtracks
	Marine Ports & Services**
Utilities	Electric Utilities	30	40%
	Gas Utilities
	Multi Utilities
	Water Utilities
	Independent Power Producers & Energy Traders***
	Renewable Electricity

* Excludes companies whose primary source of revenue is Food & Beverage or Merchandise Sales
** Excludes companies whose primary source of revenue is logistics.
*** Only companies considered as Independent Power Producers are eligible. It excludes Gas & Power Marketing & Trading Specialists and/or Integrated Energy Merchants.

Fifteen emerging market stocks are chosen first, based on the highest float-adjusted market capitalization of the parent company, with no more than 10 chosen for any one cluster.

The 60 largest developed market stocks, based on float-adjusted market capitalization, are then chosen to complete the S&P® Global Infrastructure Index. The developed market stocks are chosen such that there are a total of 30 transportation, 30 utilities and 15 energy infrastructure companies in the S&P® Global Infrastructure Index. If there are not enough developed listings within a cluster to satisfy the 30 stock requirement, emerging listings can be added up to the target threshold even if outside of the top 15 emerging stocks by float-adjusted market capitalization.

In the event that fewer than 75 qualifying stocks meet the distribution criteria above, the relevant S&P Dow Jones Index Committee (the “Index Committee”) may allow lower float-adjusted market capitalization emerging market stocks to be included, in order to reach the required number of constituents for that specific cluster. Such a decision will be based on market conditions at the time of the decision.

A maximum index stock weight is set to 5%, while constraining stock counts and clusters weights as set forth in the table above.

Multiple Share Classes. Each company is represented once by its Designated Listing. S&P Dow Jones determines the share class with both the highest one-year trading liquidity (as defined by Median Daily Value Traded) and largest float-adjusted market capitalization as the Designated Listing. All other share classes are referred to as Secondary Listings. When the liquidity and market capitalization indicators are in conflict, S&P Dow Jones analyzes the relative differences between the two values placing a greater importance on liquidity. Once established, the Designated Listing is only changed if both the liquidity and market capitalization of a Secondary Listing exceed the liquidity and market capitalization of the Designated Listing by more than 20 percent. If only one measure exceeds 20 percent, S&P Dow Jones analyzes the data as described above to determine if the Designated Listing should be changed. Otherwise, the Designated Listing remains unchanged. For those companies having depository receipts or shares listed on an exchange outside of the country of domicile (including inter-listed stocks), the Designated Listing is generally the one listed on the exchange in the country of domicile. Non-voting depositary receipts (NVDR) are generally designated as Secondary Listings. S&P Dow Jones reviews Designated Listings on an annual basis and any changes are implemented after the close of the third Friday of September. The last trading day in July is used as the reference date for the liquidity and market capitalization data. If less than one year of trading data is available as of the reference date, then all available data is used. S&P Dow Jones reserves the right to review and update the Designated Listing more frequently based on market conditions. Changes to a Designated Listing within the S&P Global Infrastructure are only made at a regularly scheduled rebalancing.

JPMorgan Structured Investments —	PS-20
Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of the MSCI EAFE® Index, the MSCI Emerging Markets Index and the S&P® Global Infrastructure Index

The S&P® Global Infrastructure Index Calculation

The S&P® Global Infrastructure Index is a non-market capitalization-weighted index where index constituents have a defined weight in the S&P® Global Infrastructure Index. The index value of the S&P® Global Infrastructure Index is simply the market value of the S&P® Global Infrastructure Index divided by the index divisor:

Index Value = (Index Market Value) / Divisor

Index Market Value = Pi × Sharesi × IWFi × AWFi × FxRate

where N is the number of stocks in the index, Pi the price of stock i, IWFi is the float factor of stock i (as defined below), AWFi is the adjustment factor of stock i assigned at each index rebalancing date, t, which adjusts the market capitalization for all index constituents to achieve the user-defined weight, while maintaining the total market value of the overall index and FxRate is the exchange rate from the local currency into index currency for stock i. The AWF for each index constituent, i, at rebalancing date, t, is calculated by:

AWFi,t = Z / FloatAdjustedMarketValuei,t × Wi,t × FxRate

Where Z is an index specific constant set for the purpose of deriving the AWF and, therefore, each stock’s share count used in the index calculation (often referred to as modified index shares). Wi,t is the user-defined weight of stock i on rebalancing date t and FxRate is the exchange rate from the local currency into index currency for stock i.

Float Adjustment. Float adjustment means that the number of shares outstanding is reduced to exclude closely held shares from the calculation of the index value because such shares are not available to investors. The goal of float adjustment is to distinguish between strategic (control) shareholders, whose holdings depend on concerns such as maintaining control rather than the economic fortunes of the company, and those holders whose investments depend on the stock’s price and their evaluation of a company’s future prospects. Generally, these “control holders” include officers and directors, private equity, venture capital & special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, employee stock ownership plans, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock or government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. Shares that are not considered outstanding are also not included in the available float. These generally include treasury stock, stock options, equity participation units, warrants, preferred stock, convertible stock and rights.

For each component, S&P Dow Jones calculates an Investable Weight Factor (“IWF”), which represents the portion of the total shares outstanding that are considered part of the public float for purposes of the S&P® Global Infrastructure Index.

Divisor. Continuity in index values of the S&P® Global Infrastructure Index is maintained by adjusting its divisor for all changes in its constituents’ share capital after its base date. This includes additions and deletions to the S&P® Global Infrastructure Index, rights issues, share buybacks and issuances and non-zero price spin-offs. The value of the S&P® Global Infrastructure Index’s divisor over time is, in effect, a chronological summary of all changes affecting the base capital of the S&P® Global Infrastructure Index. The divisor of the S&P® Global Infrastructure Index is adjusted such that the index value of the S&P® Global Infrastructure Index at an instant just prior to a change in base capital equals the index value of the S&P® Global Infrastructure Index at an instant immediately following that change.

The S&P® Global Infrastructure Index Maintenance and Adjustments

The S&P® Global Infrastructure Index is rebalanced on the last trading of March and September based on the last trading date of February and August, respectively.

The table below summarizes the type of index maintenance adjustments and indicate whether or not an index adjustment is required.

Type of Corporate Action	Comments	Divisor Adjustment

JPMorgan Structured Investments —	PS-21
Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of the MSCI EAFE® Index, the MSCI Emerging Markets Index and the S&P® Global Infrastructure Index

Type of Corporate Action	Comments	Divisor Adjustment
Spin-off	All spun-off companies are added to and remain in the S&P® Global Infrastructure Index until the subsequent rebalancing.	No
Rights Offering

The price is adjusted to the Price of the Parent Company minus (the Price of the Rights Offering/Rights Ratio). Index shares change so that the company’s weight remains the same as its weight before the rights offering.

No
Stock Dividend, Stock Split, Reverse Stock Split	The index shares are multiplied by and price is divided by the split factor.	No
Share Issuance, Share Repurchase, Equity Offering or Warrant Conversion	None.	No
Special Dividends	Price of the stock making the special dividend payment is reduced by the per share special dividend amount after the close of trading on the day before the dividend ex-date.	Yes
Constituent Change	There are no intra-rebalancing additions with the exception of spin-offs.

Deletions due to delistings, acquisition or any other corporate event resulting in the deletion of the stock from the S&P® Global Infrastructure Index will cause the weights of the rest of the stocks in the S&P® Global Infrastructure Index to change. Relative weights will stay the same.

Yes
Constituents changing their GICS® classification to a non-eligible GICS® classification will be removed at the next rebalancing.

JPMorgan Structured Investments —	PS-22
Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of the MSCI EAFE® Index, the MSCI Emerging Markets Index and the S&P® Global Infrastructure Index

Type of Corporate Action	Comments	Divisor Adjustment
	Rebalancing changes including additions, deletions, and weight changes.	Yes

Index Committee

The S&P® Global Infrastructure Index is maintained by the Index Committee. The Index Committee meets regularly. At each meeting, the Index Committee may review pending corporate actions that may affect the S&P® Global Infrastructure Index constituents, statistics comparing the composition of the S&P® Global Infrastructure Index to the market, companies that are being considered as candidates for addition to the S&P® Global Infrastructure Index, and any significant market events. In addition, the Index Committee may revise index policy covering rules for selecting companies, treatment of dividends, share counts or other matters.

S&P Dow Jones considers information about changes to the S&P® Global Infrastructure Index and related matters to be potentially market moving and material. Therefore, all Index Committee discussions are confidential.

The Index Committee reserves the right to make exceptions when applying the methodology if the need arises. In any scenario where the treatment differs from the general rules S&P Dow Jones will provide sufficient notice, whenever possible.

In addition to the daily governance of the S&P® Global Infrastructure Index and maintenance of index methodologies, at least once within any 12-month period, the Index Committee reviews the methodology to ensure the S&P® Global Infrastructure Index continues to achieve the stated objectives, and that the data and methodology remain effective. In certain instances, S&P Dow Jones may publish a consultation inviting comments from external parties.

License Agreement

JPMorgan Chase & Co. or its affiliate has entered into an agreement with S&P Dow Jones that provides it and certain of its affiliates or subsidiaries, including JPMorgan Financial, with a non-exclusive license and, for a fee, with the right to use the S&P® Global Infrastructure Index, which is owned and published by S&P Dow Jones, in connection with certain securities, including the notes.

The notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones or its third party licensors. Neither S&P Dow Jones nor its third party licensors makes any representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the S&P® Global Infrastructure Index to track general stock market performance. S&P Dow Jones’ and its third party licensors’ only relationship to the Issuer or the Guarantor (if applicable) is the licensing of certain trademarks and trade names of S&P Dow Jones and the third party licensors and of the S&P® Global Infrastructure Index which is determined, composed and calculated by S&P Dow Jones or its third party licensors without regard to the Issuer or the Guarantor (if applicable) or the notes. S&P Dow Jones and its third party licensors have no obligation to take the needs of the Issuer or the Guarantor (if applicable) or the owners of the notes into consideration in determining, composing or calculating the S&P® Global Infrastructure Index. Neither S&P Dow Jones nor its third party licensors is responsible for and has not participated in the determination of the prices and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P Dow Jones has no obligation or liability in connection with the administration, marketing or trading of the notes.

NEITHER S&P Dow Jones, ITS AFFILIATES NOR THEIR THIRD PARTY LICENSORS GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE S&P® Global Infrastructure Index OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P Dow Jones, ITS AFFILIATES AND THEIR THIRD PARTY LICENSORS SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. S&P Dow Jones MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE MARKS, THE S&P® Global Infrastructure Index OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P Dow Jones, ITS AFFILIATES OR THEIR THIRD PARTY LICENSORS BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING

JPMorgan Structured Investments —	PS-23
Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of the MSCI EAFE® Index, the MSCI Emerging Markets Index and the S&P® Global Infrastructure Index

LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

“Standard & Poor’s” and “S&P” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by JPMorgan Chase & Co and its affiliates, including JPMorgan Financial.

JPMorgan Structured Investments —	PS-24
Buffered Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of the MSCI EAFE® Index, the MSCI Emerging Markets Index and the S&P® Global Infrastructure Index